EXHIBIT 12 TO FORM 10-K UMB FINANCIAL CORPORATION Computation of Ratio of Earnings to Fixed Assets

2000	1999	1998

Income before income taxes and change in accounting principle	88,107	87,052	75,976
Add Portion of rents representative of the interest factor	1,468	1,417	1,282
Interest on indebtedness other than deposits	63,822	60,447	48,725
Amortization of debt expense	65	65	65

Income as adjusted excluding interest on deposits	153,462	148,981	126,048
Add interest on deposits	132,555	122,876	138,367

Income as adjusted including interest on deposits	286,017	271,857	264,415

Fixed charges Interest on indebtedness other than deposits	63,822	60,447	48,725
Portion of rents representative of the interest factor	1,468	1,417	1,282
Amortization of debt expense	65	65	65

Fixed charges excluding interest on deposits	65,355	61,929	50,072
Interest on deposits	132,555	122,876	138,367

Fixed charges including interest on deposits	197,910	184,805	188,439

Ratio of earnings to fixed charges Excluding interest on deposits	2.35	2.41	2.52

Including interest on deposits	1.45	1.47	1.40